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                                   EXHIBIT 12

                       STATEMENT REGARDING COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES(1)

                       (in thousands, except ratio data)







                                                      September 28,  September 29,    October 1,     October 2,    October 3,
                                                          1997           1996            1995          1994           1993
----------------------------------------------------------------------------------------------------------------------------
COMPUTATION OF EARNINGS:
Earnings before income taxes ($)                          93,349         68,501         43,143         17,754         13,526

Interest expense                                           7,266          8,739          3,765          3,807            772

Amortization of debt expense                                 578            682            260            260             43

Portion of rents representative of interest factor        27,054         20,612         14,713          7,144          3,892

Less: Capitalized interest                                  (241)          (306)          (160)           (99)            --
----------------------------------------------------------------------------------------------------------------------------

Total earnings (as calculated) ($)                       128,006         98,228         61,721         28,866         18,233
============================================================================================================================

COMPUTATION OF FIXED CHARGES:

Interest expense ($)                                       7,266          8,739          3,765          3,807            772

Amortization of debt expense                                 578            682            260            260             43

Portion of rents representative of interest factor        27,054         20,612         14,713          7,144          3,892
----------------------------------------------------------------------------------------------------------------------------

Total fixed charges ($)                                   34,898         30,033         18,738         11,211          4,707
============================================================================================================================

Ratio of earnings to fixed charges                          3.67x          3.27x          3.29x          2.57x          3.87x
----------------------------------------------------------------------------------------------------------------------------












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(1) For purposes of computing the ratio of earnings to fixed charges, earnings include earnings before income taxes, amortization of debt expense, and interest expense, including that portion of rental expense attributable to interest costs. Fixed charges consist of interest expense, including that portion of rental expense attributable to interest costs, and interest capitalized during the period.




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